Exhibit 5.1
Niederer Kraft & Frey
Bahnhofstrasse 13
CH-8001 Zurich
Switzerland
Telephone: +41-58-800-8000
Fax: +41-58-800-8080
ACE Limited
Bärengasse 32
CH-8001 Zurich
Switzerland
December 12, 2008
ACE Limited — Registration Statement for Common Shares, Warrants and Guarantees
Ladies and Gentlemen:
We have been asked to render this opinion in our capacity as Swiss counsel to ACE Limited, a corporation organized under the laws of Switzerland (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an unspecified aggregate offering price or number of registered shares of currently CHF 33.44 par value each (the “Common Shares”), and Warrants to purchase Common Shares. In connection with the registration of Debt Securities of ACE INA Holdings Inc. and Preferred Securities of ACE Capital Trust III and ACE Capital Trust IV the Company has also registered a Guarantee of Debt Securities, and Guarantee of Preferred Securities, respectively.
Capitalized terms used herein shall have the meaning attributed to them in the Registration Statement.
I.	Documents Reviewed
For the purpose of this opinion we have only reviewed and relied on copies of the following documents:
a.	a copy of the Registration Statement dated as of December 12, 2008 to be filed on or about December 12, 2008 (the “Registration Statement”).

b.	a certified extract from the Commercial Register of the Canton of Zurich regarding the Company certified as of October 6, 2008 (the “Extract”); and

c.	a copy of the notarised articles of association (Statuten) of the Company in their version of September 29, 2008 (the “Articles of Association”).

II.	Scope and Assumptions
This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgement. This opinion is also confined to the matters stated herein and is not to be read as extending,
We express no opinion on the laws of any other jurisdiction. The opinions given in this opinion are strictly limited to the matters stated in section III. and do not extend, by implication or otherwise, to any agreement or document referred to in the Registration Statement or any other matter.
The opinions given herein are made on the basis of the following assumptions:
i.	We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

ii.	The Common Shares will be duly authorized by the Board of Directors of the Company and the General Meeting of shareholders of the Company, fully paid up (liberiert) by their respective subscribers and registered in the competent Commercial Register in Switzerland and all other requirements under Swiss law in connection with the creation and issuance of such Common Shares will have been complied with.

iii.	The Warrants to purchase Common Shares will be duly authorized by the Board of Directors and the General Meeting of shareholders of the Company, all other requirements of Swiss law in connection with the creation and issuance of such Warrants to purchase Common Shares will have been complied with and their terms will be in compliance with Swiss law. The Common Shares to be issued upon exercise of the Warrants will be authorized by the Board of Directors of the Company and the General Meeting of shareholders of the Company, fully paid up (liberiert) by their respective subscribers and registered in the

ACE Limited
ACE INA Holdings Inc.
December 12, 2008

competent Commercial Register in Switzerland and all other requirements under Swiss law in connection with the creation and issuance of such Common Shares will have been complied with.

iv.	If and to the extent Common Shares are to be issued out of the Conditional Share Capital for the purposes Debt Instruments convertible into Common Shares provided under Article 4 of the Articles of Association such Common Shares can and will be (a) issued and (b) fully paid up in cash in compliance with the laws of Switzerland;

v.	There are no intervening changes to the Articles of Association, the Excerpt or the laws of Switzerland or any other relevant matter.

vi.	There is nothing under any law (other than the law of Switzerland) which would or might affect the opinions hereinafter appearing.

vii.	The issue and the amount of (i) Guarantee of Debt Securities of ACE INA Holdings Inc. by the Company guaranteeing debt securities to be issued by ACE INA Holdings Inc and (ii) Guarantee of Preferred Securities of ACE Capital Trust III and ACE Capital Trust IV by the Company, guaranteeing debt preferred to be issued by ACE Capital Trust III and ACE Capital Trust IV will be authorized by the Board of Directors of the Company in compliance with Swiss law and all action required under Swiss law to approve the terms of any specific issuance of, any Guarantee described above will be duly authorized by the Board of Directors, or, to the extent lawfully delegated, by the Finance Committee or by officers authorized by the Board of Directors or the Finance Committee.

III.	Opinions
Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (II) and the qualifications set out below (IV.), we are of the following opinion:
1.	ACE Limited is as a corporation (Aktiengesellschaft) duly existing under the laws of Switzerland. Pursuant to the Extract its current share capital amounts to CHF 11’211’087’411.04 divided into 335,259,791 registered shares of CHF 33.44 par value each.

2.	The Common Shares will, when issued by the Company, be authorized, validly issued and paid-up to their nominal value in accordance with the laws of Switzerland. The shareholders of the Company will have no personal liability to pay the Common Shares up to their nominal value in their capacity as shareholders of the Company.

3.	The Warrants to purchase Common Shares will, when issued by the Company, be authorized and validly issued in accordance with the laws of Switzerland.

4.	The Guarantee of Debt Securities of ACE INA Holdings Inc. by the Company guaranteeing debt securities to be issued by ACE INA Holdings Inc. will, when issued, be authorized.

5.	The Guarantee of Preferred Securities of ACE Capital Trust III and ACE Capital Trust IV by the Company, will, when issued, be duly authorized.

IV.	Qualifications
This opinion is subject to the following qualifications:
a.	Our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.
Exhibit 5.1

ACE Limited
ACE INA Holdings Inc.
December 12, 2008

b.	The Articles of Association of the Company contain in Article 6 an authorized share capital which authorizes the Board of Directors of the Company to issue up to 99,750,000 Common Shares until July 14, 2010. The issue of Common Shares in excess of such maximum amount or after July 14, 2010 requires the prior approval of the General Meeting of shareholders of the Company. The Articles of Association of the Company contain in Article 4 a Conditional Share Capital which permits the Company to issue up to 33,000,000 Common Shares in connection with certain convertible debt instruments. The issue of Common Shares in excess of such maximum amount or the issuance of Common Shares in connection with convertible debt instruments outside of the scope of the Conditional Share Capital described in Article 4 of the Articles of Association requires the prior approval of the General Meeting of shareholders of the Company.

c.	In relation to opinion no. 3 it should be noted that prior to the issue Warrants to purchase Common Shares a resolution by the general meeting of shareholders will be required to create the necessary Conditional Share Capital to service share delivery obligations under such warrants.

d.	Our scope of review did not include the terms of the Guarantee of Debt Securities of ACE INA Holdings Inc. and Guarantee of Preferred Securities of ACE Capital Trust III and ACE Capital Trust IV and the documents enclosed to the Registration Statement, including the indenture.

e.	The scope of this opinion does not extend to the issue of Common Shares for employee benefit plans out of Conditional Share Capital under Article 5 of the Articles of Association.

f.	We express no opinion as to the accuracy or completeness of the information set out in the Registration Statement.

g.	We express no opinion as to insurance regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matters. Also, we express no opinion as to tax matters.

h.	The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

i.	In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.
This legal opinion is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. Further, we consent to the use of this opinion by Mayer Brown LLP, U.S. counsel of the Company, for the purpose of their opinion in connection with the filing of the Registration Statement. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.
Yours sincerely,
Niederer Kraft & Frey AG
/s/ Philipp Haas
Exhibit 5.1